Exhibit 16.1

February 14, 2003

Mr. Robert Hughes

Vice President of Finance

Tenfold Corporation

698 West 10000 South

South Jordan, Utah 84095

Dear Mr. Hughes:

This is to confirm that the client-auditor relationship between Tenfold Corporation and KPMG has ceased.

Very truly yours,

cc: Chief Accountant,

Securities and Exchange Commission